PGIM-PGIM LIMITED

SUB-SUBADVISORY AGREEMENT

This Sub-Subadvisory Agreement is made and effective as February [ ], 2020 (the “Effective Date”) between PGIM, Inc. (the “Subadviser”), a New Jersey corporation, and PGIM Limited (“Sub-Subadviser”), a U.K. limited company.

WHEREAS, J.P. Morgan Private Investments, Inc. (the “Adviser”) has entered into an Investment Advisory Agreement effective [ ], 2020 (the “Advisory Agreement”) with Six Circles Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust is and will continue to be a series trust having one or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund” and collectively, the “Funds”);

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, has appointed the Subadviser under an Investment Sub-Advisory Agreement dated February [ ], 2020 (the “Subadvisory Agreement”) to provide investment advisory and related services to the Fund and to manage such portion of the Fund as the Advisor shall from time to time direct, and the Subadviser has agreed to provide such investment advisory services; and

WHEREAS, the Subadviser, now desires to delegate to Sub-Subadviser such investment management and administrative services of such portion of the Fund as the Subadviser shall direct from time to time; and

WHEREAS, Sub-Subadviser, which is authorized and regulated in the United Kingdom by the Financial Conduct Authority and also registered with the Securities and Exchange Commission (the “Commission”) as an investment adviser under the Investment Advisers Act of 1940 (as amended) (the “1940 Act”), is willing to render such investment management services;

NOW, THEREFORE, the parties agree as follows:

(a)

For the purposes of this Agreement and for regulatory purposes, Sub-Subadviser shall treat PGIM as its client. Sub-Subadviser has categorised Subadviser as a Professional Client as defined in the rules of the FCA (the “FCA Rules”). As a consequence of being treated as a Professional Client, Subadviser will not have the benefit of certain FCA Rules that protect Retail Clients (as defined in the FCA Rules). Subadviser confirms that it has considered the implications of the loss of these protections. Subadviser understands that it has the right to request to be treated as a Retail Client (and benefit from the higher level of protection under FCA Rules available to Retail Clients). If Subadviser requests to be categorised as a Retail Client, Sub-Subadviser may not be able to provide the services hereunder. Subadviser agrees that it is responsible for keeping Sub-Subadviser informed about any change that could affect its categorisation as a Professional Client.

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(b)

Subject to the supervision of the Subadviser, Sub-Subadviser shall manage such portion of the Fund’s portfolio as delegated to Sub-Subadviser by the Subadviser, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i)

Sub-Subadviser shall provide supervision of such portion of the Fund's investments as Subadviser shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii)

In the performance of its duties and obligations under this Agreement, Sub-Subadviser shall act in conformity with the copies of the Agreement and Articles of Incorporation of the Fund, as amended, the By-laws of the Fund, the Prospectus of the Fund, and the Fund’s valuation procedures and any other procedures adopted by the Board of Directors applicable to the Fund (and any amendments thereto) as provided to Sub-Subadviser by Subadviser (the “Fund Documents”) and with the instructions and directions of the Adviser, Subadviser and of the Board of Directors of the Fund, co-operate with the Adviser's and Subadviser’s (or their designees') personnel responsible for monitoring the Fund’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, Sub-Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Commission. Subadviser shall provide Sub-Subadviser timely with copies of any updated Fund Documents received from the Adviser.

(iii)

Sub-Subadviser shall determine the securities, futures contracts and other investments to be purchased or sold by such portion of the Fund's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker, dealer or futures commission merchants affiliated with the Adviser, Subadviser or Sub-Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Directors may direct in writing from time to time. In providing the Fund with investment supervision, it is recognized that Sub-Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, Sub-Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which Sub-Subadviser’s other clients may be a party. Sub-Subadviser shall use its best efforts to obtain best execution of orders at the most favourable prices reasonably obtainable. Subadviser confirms that it has received and consents to Sub-Subadviser’s Best Execution Policy (the “Best Execution Policy”). Appropriate information on the Best Execution Policy is set out in Sub-Subadviser’s ADV Part 2B brochure supplements. Subadviser expressly agrees that Sub-Subadviser may effect trades outside of a regulated market or a Multilateral Trading Facility (as defined in the FCA Rules). Sub-Subadviser will at all times comply with the Best Execution Policy. Subadviser acknowledges that specific instructions in relation to the execution of orders may prevent Sub-Subadviser from following its Best Execution Policy.

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The Adviser, Subadviser and Sub-Subadviser shall each have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Adviser, Subadviser, or Sub-Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Adviser, Subadviser or Sub-Subadviser with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA Patriot Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in the Fund’s account may seek identifying information about the Fund.

On occasions when Sub-Subadviser deems the purchase or sale of a security, futures contract or other investment to be in the best interest of the Fund as well as other clients of Sub-Subadviser, Sub-Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Subadviser in the manner Sub-Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. Sub-Subadviser will allocate orders on a fair and reasonable basis in accordance with the FCA Rules. Subadviser acknowledges and agrees that aggregation may operate to the advantage or disadvantage of Subadviser or any underlying clients.

(iv)

Sub-Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board of Directors such periodic and special reports as the Directors may reasonably request. Sub-Subadviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v)

Sub-Subadviser or an affiliate shall provide the Fund's custodian (the “Custodian”) on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages, and shall provide the Adviser with such information upon request of the Adviser.

(vi)

The investment management services provided by Sub-Subadviser hereunder are not to be deemed exclusive, and Sub-Subadviser shall be free to render similar services to others. Conversely, Sub-Subadviser understands and agrees that if the Adviser manages the Fund in a “Adviser-of-Advisers” style, the Adviser will, among other things, (i) continually evaluate the performance of Subadviser, including Sub-Subadviser, through quantitative and qualitative analysis and consultations with Subadviser, (ii) periodically make recommendations to the Fund’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Fund’s Board regarding the results of its evaluation and monitoring functions. Sub-Subadviser recognizes that its services may be terminated or modified pursuant to this process. This Agreement will automatically terminate upon the termination of the Management Agreement or the Subadvisory Agreement.

(vii)

Sub-Subadviser acknowledges that the Adviser and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and Sub-Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund other than Subadviser with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(c)

Sub-Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by Sub-Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(d)

Sub-Subadviser shall keep the Fund’s books and records required to be maintained by Sub-Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Adviser all information relating to the Sub-Subadviser’s services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act or any successor regulation. Sub-Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and Sub-Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that Sub-Subadviser may retain a copy of such records. Sub-Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(e)

In connection with its duties under this Agreement, Sub-Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act and other applicable state and federal regulations.

(f)

Sub-Subadviser shall maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Adviser and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. Sub-Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, Sub-Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, Sub-Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by Sub-Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Adviser and the Fund upon reasonable request. Sub-Subadviser shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Adviser for purposes of filing any required reports with the Commission or such other regulator having appropriate jurisdiction.

(g)

Sub-Subadviser shall furnish to the Adviser copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Adviser may reasonably request.

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(h)

Sub-Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund’s portfolio, subject to such reasonable reporting and other requirements as shall be established by the Adviser.

(i)

Sub-Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Fund’s portfolio securities, evaluating whether those market quotations are reliable for purposes of valuing the Fund’s portfolio securities, evaluating whether those market quotations are reliable for determining the Fund’s net asset value per share and promptly notifying the Adviser upon the occurrence of any significant event with respect to any of the Fund’s portfolio securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Adviser, Sub-Subadviser (through a qualified person) will assist the valuation committee of the Fund or the Adviser in valuing securities of the Fund as may be required from time to time, including making available information of which Sub-Subadviser has knowledge related to the securities being valued.

(j)

Sub-Subadviser shall provide the Adviser with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. Sub-Subadviser shall provide the Adviser with any reasonable certification, documentation or other information reasonably requested or required by the Adviser for purposes of the certifications of shareholder reports by the Fund’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. Sub-Subadviser shall promptly inform Subadviser, the Fund and the Adviser if Sub-Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(k)

Sub-Subadviser shall comply with the Fund Documents provided to Sub-Subadviser by Subadviser, the Adviser or the Fund. Sub-Subadviser shall notify Subadviser and the Adviser as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(l)

Sub-Subadviser shall keep the Fund, the Adviser and Subadviser informed of developments relating to its duties as investment subadviser of which Sub-Subadviser has, or should have, knowledge that would materially affect the Fund. In this regard, Sub-Subadviser shall provide each applicable Fund, the Adviser, and their respective officers with such periodic reports concerning the obligations Sub-Subadviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request. Additionally, prior to each Board meeting, Sub-Subadviser shall provide the Adviser and the Board with reports regarding Sub-Subadviser’s management of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by Sub-Subadviser, Subadviser and the Adviser. Sub-Subadviser shall certify quarterly to the Fund and the Adviser that it and its “Advisory Persons” (as defined in Rule 17j-under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what Sub-Subadviser has done to seek to ensure such compliance in the future. Annually, Sub-Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning Sub-Subadviser’s Code of Ethics and compliance program, respectively, to the Fund and the Adviser. Upon written request of the Fund or the Adviser with respect to material violations of the Code of Ethics directly affecting the Fund, Sub-Subadviser shall permit representatives of the Fund or the Adviser to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

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2.

The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Adviser shall provide (or cause the Custodian to provide) timely information to Sub-Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by Sub-Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for Sub-Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Directors of the Fund that affect the duties of Sub-Subadviser).

3.

For the services provided and the expenses assumed by Sub-Subadviser pursuant to this Agreement, Subadviser shall from the Effective Date pay Sub-Subadviser as full compensation therefor, a fee, equal to the amount described in Appendix A. Liability for payment of compensation by Subadviser to Sub-Subadviser under this Agreement is contingent upon Subadviser’s receipt of payment from the Adviser for investment management services described under the Subadvisory Agreement.

4.

Sub-Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund, Subadviser or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Sub-Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Adviser, Subadviser or the Fund may have against Sub-Subadviser under federal or state securities laws. Subadviser shall indemnify Sub-Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of Subadviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Sub-Subadviser shall indemnify Subadviser, the Adviser, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser or Subadviser or Sub-Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement or the Subadvisory Agreement. Sub-Subadviser agrees that it will promptly notify the Fund, Subadviser and the Adviser of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

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Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) Subadviser Fixed Income, at 655 Broad Street, Newark, NJ 07102, Attention: Chief Legal Officer; and (2) Sub-Subadviser, at Grand Buildings 1-3 Strand Trafalgar Square, London, WC2N 5HR, Attention: Chief Legal Officer.

6.

Nothing in this Agreement shall limit or restrict the right of any of Sub-Subadviser’s directors, officers or employees who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7.

During the term of this Agreement, Subadviser agrees to furnish Sub-Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8.	This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

9.	This Agreement shall be governed by the laws of the State of New York.

10.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM LIMITED

By:
Name:
Title:

PGIM, INC.

By:
Name:
Title:

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